Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of AmpliPhi Biosciences Corporation for the registration of up to $75,000,000 in aggregate principal amount of AmpliPhi Biosciences Corporation's common stock, warrants and/or units and to the incorporation by reference therein of our report dated March 30, 2016, with respect to the consolidated financial statements of AmpliPhi Biosciences Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Richmond, Virginia

April 28, 2016